Exhibit 21.1

Subsidiaries of Audience, Inc.

Subsidiary of Audience, Inc.:

Audience International, Inc. (Cayman Islands)

Subsidiaries of Audience International, Inc.:

Audience Manufacturing Services, Inc. (Cayman Islands)

Audience Sales and Support, Inc. (Cayman Islands)

Audience Singapore Pte. Ltd. (Singapore)

Subsidiaries of Audience Singapore Pte. Ltd.:

Audience China Ltd. Co. (China)

Audience Communications Systems India Private Limited (India)

Audience Communications Systems Singapore Pte. Ltd. (Singapore)

Audience Korea Yuhan Hoesa (South Korea)